Exhibit 10  (iii) 48.

THE IT GROUP, INC.
BONUS AGREEMENT

         This Bonus Agreement (this “Agreement ”) is made and entered into effective as of                                        by and between The IT Group, Inc. (the “Company”) and                                    (the “Key Individual”). Capitalized terms used but not otherwise defined in this Agreement that are defined in the Plan (as defined below) shall have the meanings specified in the Plan.

WITNESSETH:

         WHEREAS, the Key Individual is currently employed by the Company in the capacity of                                    ;

         WHEREAS, the Company has adopted the IT Group, Inc. Executive Bonus Plan (the “Plan”), effective as of                                    , which provides certain additional incentives to certain key executives of the Company or its affiliates;

         WHEREAS, the Key Individual has been selected by the Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) to be eligible to participate in the Plan; and

         WHEREAS, the Key Individual desires to become a participant of the Plan.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Key Individual agree as follows:

         1.    TERM OF AGREEMENT.    This Agreement shall continue in effect until the earlier occurrence of the following events: (i) the Key Individual’s failure to satisfy any eligibility requirement of the Plan due to a decrease in the hours of service performed by Key Individual or as a result of any other circumstance; (ii) the Key Individual’s termination of employment with the Company or its affiliate whether voluntarily or involuntarily; or (iii) the termination of the Plan by the Board of Directors.

         2.    CONTINUED SERVICE BONUS

         (a)    Subject to the terms of the Plan and the continued existence of the Plan, if Key Individual is a Full-Time Employee of the Company in good standing for each anniversary of November 17, 1998 (the “Bonus Date”) during the term of the Plan, Key Individual shall receive a Continued Service Bonus in an amount as set forth in Exhibit A.

         (b)    Notwithstanding the foregoing, the occurrence of the following events will affect Key Individual ’s eligibility for a Continued Service Bonus as follows:

THE IT GROUP, INC.
BONUS AGREEMENT

         (i)    Termination of Employment for Cause; Voluntary Termination.     Key Individual shall not be eligible for any Continued Service Bonus under this Agreement following a separation from service if such separation was due to termination by the Company or an affiliate for Cause or a voluntary termination by Key Individual.

         (ii)     Termination Without Cause.     Subject to Section 2(b)(v), below, in the event that Key Individual’s employment with the Company or an affiliate is terminated by either without Cause during the consecutive twelve-month period prior to an anniversary of the Bonus Date, the Termination Date for purposes of determining Key Individual’s eligibility for a Continued Service Bonus shall be deemed to have occurred six (6) months following Key Individual’s actual Termination Date.

         (iii)     Retirement of Key Individual.     In the event Key Individual’s employment terminates on or after [his/her] Retirement Date during the consecutive twelve-month period prior to an anniversary of the Bonus Date, Key Individual shall be immediately eligible to receive any Continued Service Bonus for any outstanding anniversary or anniversaries of the Bonus Date as if [he/she] had remained a Full-Time Employee through the last anniversary date on which a Continued Service Bonus is to be awarded.

         (iv)    Death or Disability of Key Individual.    In the event Key Individual dies or becomes Permanently Disabled while employed by the Company or an affiliate during the consecutive twelve-month period prior to an anniversary of the Bonus Date, Key Individual shall be immediately eligible to receive any Continued Service Bonus for any outstanding anniversary or anniversaries of the Bonus Date as if [he/she] had remained a Full-Time Employee through the last anniversary date on which a Continued Service Bonus is to be awarded.

         3.    PERFORMANCE BONUS.

         (a)    During the term of the Plan, if Key Individual is an employee of the Company or its affiliate, Key Individual shall receive a Performance Bonus upon the occurrence of certain events (singularly, a “Performance Bonus Event”) as described in Exhibit A and in an amount as set forth in Exhibit A.

         (b)    Notwithstanding the foregoing, the occurrence of the following events will affect Key Individual ’s eligibility for a Performance Bonus:

         (i)    Termination of Employment for Cause; Voluntary Termination.     Key Individual shall not be eligible for any further Performance Bonus under this Plan if Key Individual’s separation from service was due to termination for Cause or voluntary termination.

THE IT GROUP, INC.
BONUS AGREEMENT

         (ii)     Termination Without Cause.     In the event that Key Individual’s employment with the Company or an affiliate is terminated without Cause, the Termination Date for the purposes of determining Key Individual’s eligibility for a Performance Bonus shall be deemed to have occurred six (6) months following the Participant’s actual Termination Date.

         (iii)     Retirement of Key Individual.     In the event Key Individual’s employment terminates on or after his or her Retirement Date, the Termination Date for the purposes of determining Key Individual’s eligibility for a Performance Bonus shall be deemed to have occurred twelve (12) months following Key Individual’s actual Termination Date.

         (iv)    Death or Disability of Key Individual.    In the event Key Individual dies or becomes Permanently Disabled, the Termination Date for the purposes of determining Key Individual’s eligibility for a Performance Bonus shall be deemed to have occurred twelve (12) months following Key Individual’s actual Termination Date.

         4.    CHANGE OF CONTROL BONUS.    In the event an involuntary termination of employment, other than for Cause, occurs within 18 months following a Change of Control and during the term of this Plan, Key Individual shall receive a Change of Control Bonus as set forth in Exhibit A, less any Continued Service Bonuses and Performance Bonuses actually received or to be received by Key Individual prior to or as of the Termination Date.

         5.    GROSS-UP PAYMENT.    If Key Individual receives a Continued Service Bonus, a Performance Bonus or a Change of Control Bonus (a “Bonus Payment”), Key Individual shall also receive a gross-up payment to offset any federal, state, and local income tax and FICA tax liability. The gross-up payment shall be equal to a Bonus Payment multiplied by a fraction, x/(1-x), where x equals the highest marginal combined effective federal, state, and local income tax rates imposed on a Bonus Payment, and reduced by any tax benefit associated with any interest expense deduction claimed by Key Individual in the year of the receipt of such Bonus Payment.

         6.    EMPLOYMENT NOT GUARANTEED.    This Agreement shall not be deemed to constitute an employment contract between the Company or any affiliate and Key Individual, nor shall the existence of this Agreement or any provision contained in this Agreement be deemed to be a required condition of the employment of Key Individual. Nothing contained in this Agreement shall be deemed to give Key Individual the right to continued employment with the Company or any affiliate, and the Company or an affiliate may terminate Key Individual at any time, in which case the Key Individual’s rights arising under this Agreement shall be only those expressly provided under the terms of this Agreement.
THE IT GROUP, INC.
BONUS AGREEMENT

         7.    GOVERNING LAW.     This Agreement shall be governed by and construed and enforced in accordance and with the laws of the State of Delaware, without regard to the application of the conflicts of law provisions thereof.

         8.    NOTICES.     All notices and other communications required or permitted to be given under the Plan shall be in writing and shall be deemed to have been duly given if delivered personally or by inter-office mail as follows: (i) if to the Company, The IT Group, Inc., 2790 Mosside Boulevard, Monroeville, PA 15146-2792; (ii) if to Key Individual, to the address set forth below Key Individual’s signature hereto, or at such other address as Key Individual may hereinafter designate in writing to the Company. Any such notice shall be deemed duly given when sent by prepaid certified or registered mail and deposited in a post office or branch post office regularly maintained by the United States Government.

         9.    INCORPORATION OF EXHIBITS AND PLAN.    All exhibits referred to in this Agreement and the terms and provisions of the Plan are incorporated by reference and made a part of the terms, provisions and covenants of this Agreement.

         10.    AMENDMENT.     This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

         11.    PROHIBITION AGAINST ASSIGNMENT.    Except as otherwise expressly provided in this Agreement, the rights, interests and benefits of Key Individual under this Agreement (a) may not be sold, assigned, transferred, pledged, hypothecated, gifted, bequeathed or otherwise disposed of to any other party by Key Individual or any beneficiary, executor, administrator, heir, distributee or other person claiming under Key Individual, and (b) shall not be subject to execution, attachment or similar process. Any attempted sale, assignment, transfer, pledge, hypothecation, gift, bequest or other disposition of such rights, interests or benefits contrary to the foregoing provisions of this Section shall be null and void and without effect.

         12.    NO TRANSFER OF INTEREST.    No provision of this Agreement shall be interpreted or construed (a) as transferring to Key Individual or any other person or entity any direct or indirect ownership or other proprietary interest whatsoever in the Company or any affiliate or its stock or securities, or (b) as creating any partnership, joint venture or other joint business enterprise between any such person and the Company or any affiliate. The Company and each affiliate shall have and possess all title to, and beneficial interest in, any and all funds or other property received by the Company or any affiliate in connection with the sale or other disposition of all or any portion of the Company’s or any affiliate ’s assets and/or any funds or reserves maintained or held by the Company or any affiliate on account of any obligation to pay the Bonus Payments as required under this Agreement, whether or not earmarked by the Company or any affiliate as a fund or reserve for such purpose; any such funds, other property or
THE IT GROUP, INC.
BONUS AGREEMENT

reserves shall be subject to the claims of the creditors of the Company or any affiliate, and the provisions of this Agreement are not intended to create, and shall not be interpreted as vesting, in Key Individual, beneficiary or other person, any right to or beneficial interest in any such funds, other properly or reserves.

         13.    SEVERABILITY.     In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable by a court or other tribunal of competent jurisdiction, such invalidity or unenforceability shall not be construed as rendering any other provision contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

         14.    VIOLATION OF ANY COVENANT OR LAW.    Notwithstanding any other provision of this Agreement, the Company or any affiliate shall not be required to make a Bonus Payment to Key Individual if making such Bonus Payment would cause the Company or an affiliate to violate any covenant or other similar provision in any indenture, loan agreement, or other agreement, or cause the Company or an affiliate to violate any applicable federal, state or local law.

         15.    PAYMENTS TO INCAPACITATED KEY INDIVIDUAL.    In the event Key Individual is under mental or physical incapacity at the time of any payment to be made to Key Individual pursuant to this Agreement, any such payment may be made to the conservator or other legally appointed personal representative having authority over and responsibility for the person or estate of Key Individual, as the case may be, and for purposes of such payment references in this Agreement to Key Individual shall mean and refer to such conservator or other personal representative, whichever is applicable. In the absence of any lawfully appointed conservator or other personal representative of the person or estate of Key Individual, any such payment may be made to any person or institution that has apparent responsibility for the person and/or estate of Key Individual as determined by the Board of Directors. Any payment made in accordance with the provisions of this Section to a person or institution other than Key Individual shall be deemed for all purposes of this Agreement as the equivalent of a payment to Key Individual, and the Company and its affiliates shall have no further obligation or responsibility with respect to such payment.

         16.    DESIGNATION OF BENEFICIARY.    Key Individual shall be entitled to designate one or more persons or entities, in any combination, as his “Beneficiary” to receive any payments to which Key Individual is entitled to under this Agreement in the event of Key Individual’s death during the term of this Agreement. Any such designation shall be made in a written instrument filed with the Board of Directors. In the event that either (a) a Beneficiary designation is not on file at the date of Key Individual’s death, (b) no Beneficiary survives Key Individual, or (c) the Beneficiary designated by Key Individual is not living at the time any payment becomes payable under this Agreement, then, for purposes of making any further payment of any unpaid amounts provided under this Agreement, Key Individual’s Beneficiary THE IT GROUP, INC.
BONUS AGREEMENT

shall be deemed to be the person or persons surviving him in the first of the following classes in which there is a survivor, share and share alike:

(i) Key Individual ’s surviving spouse.

         (ii)    Key Individual ’s children, except that if any of the children predecease Key Individual but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living.

(iii) Key Individual ’s estate.

         IN WITNESS WHEREOF, the parties have executed this Bonus Agreement on the day and year first above written.

THE IT GROUP, INC.

By:

Title: Senior Vice President, Human Resources

KEY INDIVIDUAL

THE IT GROUP, INC.
BONUS AGREEMENT

EXHIBIT A

             Continued Service Bonus Payments:

Anniversaries of Bonus Date	Continued Service Bonus Amount

1st Anniversary
2nd Anniversary
3rd Anniversary

Performance Bonus Payments:

Performance Bonus Event	Performance Bonus Amount

Common Stock price averages
$ for 90 calendar days at any time within the three year period following the effective date of this Agreement

Common Stock price averages $ for 90 calendar days at any time within the three year period following the effective date of this Agreement

Common Stock price averages $ for 90 calendar days at any time within the three year period following the effective date of this Agreement

Change of Control Bonus:

Payment of Interest:

Change of Control and Performance Bonus payments will accrue Interest at a rate of % per annum